UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2026
Hayward Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40208	82-2060643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Vantage Park Drive
Suite 400 Charlotte, NC 28203
(Address of principal executive offices, including zip code)

(704) 837-8002
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	HAYW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated First Lien Credit Agreement

On June 23, 2026, Hayward Industries, Inc. (the “US Borrower”), a New Jersey corporation and a wholly owned subsidiary of Hayward Holdings, Inc., a Delaware corporation (the “Company”), Hayward Pool Products Canada, Inc. / Produits de Piscines Hayward Canada, Inc., a Canadian federal corporation and a wholly owned subsidiary of the Company (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), and Hayward Intermediate, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, entered into that certain Amended and Restated First Lien Credit Agreement, dated as of June 23, 2026 (the “Credit Agreement”), with Bank of America, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto, which Credit Agreement refinances in full and extends the maturities of the Borrowers' existing term loan and revolving credit facilities, without increasing total indebtedness.

Pursuant to the Credit Agreement, (i) the US Borrower borrowed $960.0 million of new term loans (the “Term Loans”) in U.S. dollars under a seven-year term loan facility (the “Term Facility”) and (ii) the Borrowers entered into a $425.0 million five-year revolving credit facility available in U.S. dollars, Canadian dollars, British pounds sterling, Euros, Australian dollars and other approved currencies (the “Revolving Facility” and, together with the Term Facility, the “Facilities”), which Revolving Facility includes a $100.0 million letter of credit sublimit and a $50.0 million swingline sublimit (with use under such sublimits reducing availability under the Revolving Facility).

The Term Loans bear interest, at the US Borrower’s option, at either (i) term SOFR plus a margin of 2.00% per annum or (ii) the alternate base rate plus a margin of 1.00% per annum. The required quarterly payment of the Term Loans is 0.25% of the initial outstanding principal thereof. The US Borrower may voluntarily prepay the Term Loans in whole or in part, at any time, subject to a 1.00% prepayment premium in connection with certain repricing transactions and amendments occurring within the first six months after the closing date of the Term Facility. In addition, the Credit Agreement requires mandatory principal payments of the Term Loans to be made based on certain events, including annual excess cash flow, non-ordinary course sales of assets and the incurrence of debt not otherwise permitted under the Credit Agreement, each subject to certain exceptions and thresholds as set forth in the Credit Agreement.

Borrowings under the Revolving Facility bear interest, at the Borrowers’ option, at either (i) term SOFR, term CORRA, SONIA, BBSY or EURIBOR (depending on the currency of the borrowing) plus a margin in a range of 1.25-2.00% per annum (based on the total leverage ratio of the US Borrower and its restricted subsidiaries from time to time) or (ii) the alternate base rate, the Canadian prime rate or the Canadian base rate (depending on the currency of the borrowing) plus a margin in a range of 0.25-1.00% per annum (based on the total leverage ratio of the US Borrower and its restricted subsidiaries from time to time). The Borrowers also pay a commitment fee with respect to the Revolving Facility on a quarterly basis at a rate in a range of 0.20-0.30% per annum (based on the total leverage ratio of the US Borrower and its restricted subsidiaries from time to time).

The Facilities are guaranteed by substantially all of the Borrowers’ United States and Canadian wholly owned subsidiaries and collateralized by substantially all of the assets of the Borrowers and such guarantors, in each case, subject to customary exceptions.

The Credit Agreement contains customary affirmative and negative covenants, including restrictions on indebtedness, liens, dividends, distributions, acquisitions, investments, sale or transfer of assets and transactions with affiliates. The Credit Agreement also contains, for the benefit of the Revolving Facility only, covenants to maintain a maximum total leverage ratio and a minimum net interest coverage ratio. The Credit Agreement further contains customary events of default, including a change of control.

The foregoing summary of the Credit Agreement is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*
Amended and Restated First Lien Credit Agreement, dated as of June 23, 2026, by and among Hayward Industries, Inc. and Hayward Pool Products Canada, Inc. / Produits de Piscines Hayward Canada, Inc., as the borrowers, Hayward Intermediate, Inc., the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and contained in Exhibit 101).

* Pursuant to Item 601(a)(5) of Regulation S-K promulgated by the Securities and Exchange Commission, certain exhibits and schedules to this agreement have been omitted. We hereby agree to furnish supplementally to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYWARD HOLDINGS, INC.

Date: June 23, 2026	By:	/s/ Eifion Jones
Eifion Jones
Senior Vice President and Chief Financial Officer